FOR IMMEDIATE RELEASE

          COLEMAN WORLDWIDE CORPORATION CLOSES OFFER TO ACCEPT
          LIQUID YIELD OPTION(TM) NOTES DUE 2013 FOR EXCHANGE FOR CASH

          New York, NY - June 23, 1997 - Coleman Worldwide Corporation today announced that it has accepted approximately $544,804,000 aggregate principal amount at maturity of its Liquid Yield Option(TM) Notes due 2013 (the "LYONs") for exchange for cash at $343.61 per $1,000 principal amount at maturity pursuant to its exchange offer which expired at 12:00 midnight, New York City time, on Friday, June 20, 1997. Cash will be delivered promptly for all LYONs validly surrendered pursuant to the exchange offer.

          After giving effect to the exchange offer, approximately $16,749,000 aggregate principal amount at maturity of LYONs remain outstanding.

          Coleman Worldwide is a holding company whose only significant asset is approximately 83% of the outstanding Coleman common stock of The Coleman Company, Inc..

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          Contact:  James T. Conroy
                    212-572-5980

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